EXHIBIT 10.29
COMPENSATION ARRANGEMENTS FOR OUTSIDE DIRECTORS
Cash Compensation
The cash fees paid to outside directors are as set forth below.
     Chairman of the Board
The Chairman of the Board of Directors, Mr. R.S. Evans, receives a cash retainer fee of $90,000 per year. Mr. Evans receives no other cash compensation for his service on the Board and its Committees.
     Other Non-Employee Directors
Non-employee directors, other than Mr. Evans, receive the following cash compensation:
•	$22,500 annual Board retainer

•	$9,000 annual retainer for chairman of the Audit Committee

•	$1,350 annual retainer for other Audit Committee members

•	$2,700 annual retainer for chairman of the Management Organization and Compensation Committee

•	$1,800 annual retainer for Executive Committee members

•	$1,800 for each Board meeting and Committee meeting attended
Stock Compensation
In accordance with a program in effect in 2009, each non-employee director was to be awarded, on the date of the Annual Meeting of Stockholders, a grant of restricted stock units (“RSUs”) having a value of $15,000 on the date of grant. The RSUs were to vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs were to be delivered to the director upon cessation of his service on the Board. On April 20, 2009, the date of the 2009 Annual Meeting of Stockholders, there were no shares remaining in the 2005 Nonemployee Directors’ Restricted Stock Plan (the “2005 Directors Plan”) and, accordingly, none of the non-employee directors received a grant of RSUs in 2009.
In December 2009, the Board approved an amendment to the 2005 Directors Plan to increase the shares available for issuance thereunder by 200,000 shares, to 275,000 shares. In December 2009, the Board also approved a revision to the non-employee directors’ stock compensation program so that, beginning in 2010, each outside director would be awarded annually, on the date of the Annual Meeting of Stockholders, RSUs for a number of shares equal to the lesser of (i) shares valued at $15,000, or (ii) 7,500 shares.
The Company reimburses its directors for reasonable expenses incurred in attending Board and Committee meetings.